Exhibit 99.1

Stewart Reports Fourth Quarter 2021 Results

- Operating revenues of $951.4 million, an increase of $223.1 million, or 31 percent, compared to the prior year quarter

- Net income of $85.5 million ($80.5 million on an adjusted basis) compared to $59.7 million ($56.4 million on an adjusted basis) in the prior year quarter

- Diluted EPS of $3.12 ($2.94 on an adjusted basis) compared to prior year quarter diluted EPS of $2.22 ($2.09 on an adjusted basis)

- Full year 2021 net income of $323.2 million ($304.4 million on an adjusted basis) compared to $154.9 million ($158.3 million on an adjusted basis) in the prior year

- Full year 2021 diluted EPS of $11.90 ($11.20 on an adjusted basis) compared to 2020 diluted EPS of $6.22 ($6.35 on an adjusted basis)

HOUSTON, Feb. 9, 2022 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart for the fourth quarter 2021 of $85.5 million ($3.12 per diluted share), compared to net income attributable to Stewart of $59.7 million ($2.22 per diluted share) for the fourth quarter 2020. On an adjusted basis, Stewart's fourth quarter 2021 net income was $80.5 million ($2.94 per diluted share), an improvement of $24.1 million, or 43 percent, from the fourth quarter 2020. Fourth quarter 2021 pretax income before noncontrolling interests was $114.1 million compared to pretax income before noncontrolling interests of $83.9 million for the fourth quarter 2020.

Fourth quarter 2021 results included $6.5 million of pretax net realized and unrealized gains, which included $8.1 million of net unrealized gains on fair value changes of equity securities investments and $1.3 million of net gains related to acquisition contingent liability adjustments, partially offset by $2.9 million of net realized losses primarily related to sale of securities investments and other assets.

Fourth quarter 2020 results included $4.4 million of pretax net realized and unrealized gains, composed of $3.9 million of net unrealized gains on fair value changes of equity securities investments and $0.5 million of net realized gains on sale of securities investments.

"The year finished on a positive note, as improving purchase, commercial and agency activity more than offset declining refinancing volumes. By combining this top line strength with our continued focus on operational discipline across all of our channels, the fourth quarter results further illustrate the significant progress Stewart has made in a relatively short period of time," commented Fred Eppinger, chief executive officer. "While we believe that this past quarter reflects the start of a broader market shift away from some of the interest rate-driven order activity of the past couple of years, we see opportunity in a market that is more heavily weighted to residential home buying and improving commercial activity. Our goal has always been to build a stable and resilient business that can thrive through the full real estate cycle."

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts, and amounts may not foot as presented due to rounding):

	Quarter Ended December 31,		Year Ended December,
	2021	2020	2021	2020

Total revenues	961.7	736.7	3,305.8	2,288.4
Pretax income before noncontrolling interests	114.1	83.9	434.0	218.5
Income tax expense	(23.4)	(19.5)	(94.0)	(48.8)
Net income attributable to noncontrolling interests	(5.1)	(4.7)	(16.8)	(14.8)
Net income attributable to Stewart	85.5	59.7	323.2	154.9
Non-GAAP adjustments, after taxes*	(5.0)	(3.3)	(18.8)	3.4
Adjusted net income attributable to Stewart*	80.5	56.4	304.4	158.3
Net income per diluted Stewart share	3.12	2.22	11.90	6.22
Adjusted net income per diluted Stewart share*	2.94	2.09	11.20	6.35

* See Appendix A for an explanation and reconciliation of non-GAAP adjustments.

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended December 31,
	2021	2020	% Change

Operating revenues	867.8	690.2	26%
Investment income	3.7	4.1	(9%)
Net realized and unrealized gains	4.9	4.4	12%
Pretax income	118.3	94.9	25%
Pretax margin	13.5%	13.6%

Pretax income for the title segment increased by $23.4 million, or 25 percent, in the fourth quarter 2021 compared to the prior year quarter, while pretax margin was 13.5 percent in the fourth quarter 2021 which was comparable to 13.6 percent in the fourth quarter 2020. Title operating revenues in the fourth quarter 2021 grew $177.5 million, or 26 percent, as a result of improvements in direct title and gross independent agency revenues of $81.9 million, or 24 percent, and $95.6 million, or 27 percent, respectively. In line with higher title revenues, overall segment operating expenses in the fourth quarter 2021 increased $154.3 million, or 26 percent, primarily driven by 28 percent and 31 percent higher agency retention expenses and combined title employee costs and other operating expenses, respectively, compared to the prior year quarter. Average independent agency remittance rate in the fourth quarter 2021 was 18.0 percent, compared to 18.2 percent in the prior year quarter. As a percentage of title revenues, combined title employee costs and other operating expenses increased to 40.6 percent in the fourth quarter 2021 compared to 38.8 percent in the fourth quarter 2020, primarily due to office consolidation costs and state sales tax assessments.

Title loss expense decreased $13.1 million, or 28 percent, in the fourth quarter 2021 compared to the prior year quarter, primarily due to favorable claims experience which was partially offset by higher title revenues. As a percentage of title revenues, the title loss expense in the fourth quarter 2021 was 3.9 percent compared to 6.8 percent in the prior year quarter. For the year, the title loss ratio was 4.2 percent compared to 5.3 percent in 2020.

The segment's net realized and unrealized gains in the fourth quarter 2021 primarily included $8.1 million of net unrealized gains on fair value changes of equity securities investments, $2.0 million of net losses related to acquisition contingent liability adjustments, and $0.8 million of net realized losses on sale of securities investments, while net realized and unrealized gains in the fourth quarter 2020 were related to $3.9 million of net unrealized gains on fair value changes of equity securities investments and $0.5 million of net realized gains on sale of securities investments. Investment income in the fourth quarter 2021 was slightly lower compared to the prior year quarter, primarily due to lower interest income resulting from lower interest rates.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended December 31,
	2021	2020	% Change

Non-commercial:
Domestic	282.3	239.7	18%
International	38.3	35.7	7%
Commercial:
Domestic	93.1	58.1	60%
International	9.4	7.7	22%
Total direct title revenues	423.1	341.2	24%

Overall revenue improvements in both non-commercial and commercial operations contributed to higher direct title revenues in the fourth quarter 2021 compared to the prior year quarter. Non-commercial revenues increased $45.2 million, or 16 percent, primarily driven by increased residential purchase transactions and scale, partially offset by reduced refinancing transactions in the fourth quarter 2021 compared to the fourth quarter 2020. Domestic commercial revenues increased $35.0 million, or 60 percent, in the fourth quarter 2021, primarily due to improved commercial transaction size and volume compared to the prior year quarter. Domestic commercial and residential fees per file in the fourth quarter 2021 were approximately $19,400 and $2,700, respectively, which were 50 percent and 38 percent, respectively, higher compared to the fourth quarter 2020. Total international revenues grew $4.3 million, or 10 percent, primarily due to increased residential and commercial transaction volumes in our Canadian operations in the fourth quarter 2021 compared to the prior year quarter.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Quarter Ended December 31,
	2021	2020	% Change

Operating revenues	83.7	38.0	120%
Net realized and unrealized gains	1.6	-	100%
Pretax loss	(4.2)	(11.0)	62%

The segment's operating revenues improved $45.6 million, or 120 percent, in the fourth quarter 2021, compared to the prior year quarter, primarily due to revenues generated by recent acquisitions and increased revenues from appraisal management and online notary services. Net realized and unrealized gains during the fourth quarter 2021 were primarily related to acquisition contingent liability net gain adjustments, which were partially offset by asset disposal charges. The ancillary services operations in the fourth quarter 2021 generated pretax income of $5.3 million (which included $3.3 million of net gains related to acquisition contingent liability adjustments and $5.6 million of purchased intangibles amortization expense), compared to a fourth quarter 2020 pretax loss of $0.6 million (which included $1.6 million of purchased intangibles amortization expense).

Net expenses attributable to parent company and corporate operations in the fourth quarter 2021 were approximately $7.9 million, which included increased interest expense resulting from newly issued debt, while net expenses for the fourth quarter 2020 were approximately $10.4 million, which included costs related to charitable contributions and consulting fees.

Expenses
Consolidated employee costs in the fourth quarter 2021 increased $37.1 million, or 20 percent, compared to the fourth quarter 2020, primarily driven by increased salaries and employee benefits (due to a 22 percent higher average employee count driven by acquisitions) and higher incentive compensation on improved overall operating results. As a percentage of total operating revenues, consolidated employee costs for the fourth quarter 2021 improved to 23.3 percent compared to 25.3 percent in the prior year quarter.

Total other operating expenses in the fourth quarter 2021 increased $80.7 million, or 62 percent, compared to the prior year quarter. This increase was primarily driven by increased service expenses tied to higher ancillary services revenues, higher outside title search and premium tax expenses on improved title revenues, state sales tax assessments and office consolidation costs. As a percentage of total operating revenues, consolidated other operating expenses for the fourth quarter 2021 increased to 22.2 percent, compared to 17.9 percent in the fourth quarter 2020, primarily due to the increased size of our ancillary and other real estate services operations, which typically have higher operating expenses, driven by 2021 acquisitions.

Other
Net cash provided by operations in the fourth quarter 2021 was $133.0 million, compared to net cash provided by operations of $134.9 million in the fourth quarter 2020.

Fourth Quarter Earnings Call
Stewart will hold a conference call to discuss the fourth quarter 2021 earnings at 8:30 a.m. Eastern Time on Thursday, February 10, 2022. To participate, dial (800) 891-3968 (USA) and (203) 518-9544 (International) - access code STCQ421. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://investors.stewart.com/news-and-events/events/default.aspx. The conference call replay will be available from 11:00 a.m. Eastern Time on February 10, 2022 until midnight on February 17, 2022, by dialing (800) 938-1584 (USA) or (402) 220-1542 (International) - the access code is also STCQ421.

About Stewart
Stewart (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. More information can be found at http://www.stewart.com, subscribe to the Stewart blog at http://blog.stewart.com or follow Stewart on Twitter® @stewarttitleco.

Cautionary statement regarding forward-looking statements. Certain statements in this earnings release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "may," "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the volatility of economic conditions, including the duration and ultimate impact of the COVID-19 pandemic; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020, and if applicable, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K filed subsequently. All forward-looking statements included in this earnings release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this earnings release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

ST-IR

STEWART INFORMATION SERVICES CORPORATION CONDENSED STATEMENTS OF INCOME (In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues:
Title revenues:
Direct operations	423,146	341,241	1,422,244	1,037,852
Agency operations	444,617	349,008	1,582,640	1,151,030
Ancillary services	83,675	38,048	259,732	82,621
Total operating revenues	951,438	728,297	3,264,616	2,271,503
Investment income	3,728	4,077	16,855	18,607
Net realized and unrealized gains (losses)	6,505	4,357	24,321	(1,678)
	961,671	736,731	3,305,792	2,288,432
Expenses:
Amounts retained by agencies	364,570	285,342	1,300,431	944,480
Employee costs	221,517	184,377	776,968	613,195
Other operating expenses	210,898	130,184	626,762	375,188
Title losses and related claims	33,556	46,625	126,243	115,224
Depreciation and amortization	13,992	5,780	36,386	19,216
Interest	3,071	550	5,031	2,624
	847,604	652,858	2,871,821	2,069,927
Income before taxes and noncontrolling interests	114,067	83,873	433,971	218,505
Income tax expense	(23,442)	(19,540)	(93,989)	(48,833)
Net income	90,625	64,333	339,982	169,672
Less net income attributable to noncontrolling interests	5,127	4,660	16,766	14,767
Net income attributable to Stewart	85,498	59,673	323,216	154,905

Net earnings per diluted share attributable to Stewart	3.12	2.22	11.90	6.22
Diluted average shares outstanding (000)	27,405	26,908	27,168	24,913

Selected financial information:
Net cash provided by operations	132,974	134,945	390,291	275,806
Other comprehensive (loss) income	(4,524)	8,346	(16,769)	19,721

Fourth Quarter Domestic Order Counts:
Opened Orders 2021:	Oct	Nov	Dec	Total	Closed Orders 2021:	Oct	Nov	Dec	Total
Commercial	1,292	1,315	1,871	4,478	Commercial	1,341	1,264	2,191	4,796
Purchase	22,331	21,281	18,759	62,371	Purchase	18,578	18,507	20,047	57,132
Refinancing	18,377	17,310	15,100	50,787	Refinancing	15,651	15,752	13,863	45,266
Other	674	412	413	1,499	Other	449	438	357	1,244
Total	42,674	40,318	36,143	119,135	Total	36,019	35,961	36,458	108,438

Opened Orders 2020:	Oct	Nov	Dec	Total	Closed Orders 2020:	Oct	Nov	Dec	Total
Commercial	1,448	1,366	1,653	4,467	Commercial	1,335	1,355	1,796	4,486
Purchase	24,787	20,996	20,051	65,834	Purchase	19,086	16,601	19,719	55,406
Refinancing	27,726	25,596	27,424	80,746	Refinancing	22,954	20,221	21,682	64,857
Other	590	524	461	1,575	Other	431	439	408	1,278
Total	54,551	48,482	49,589	152,622	Total	43,806	38,616	43,605	126,027

STEWART INFORMATION SERVICES CORPORATION CONDENSED BALANCE SHEETS (In thousands of dollars)

	December 31, 2021	December 31, 2020
Assets:
Cash and cash equivalents	485,919	432,683
Short-term investments	17,650	20,678
Investments in debt and equity securities, at fair value	679,214	684,387
Receivables – premiums from agencies	45,428	34,507
Receivables – other	81,623	58,112
Allowance for uncollectible amounts	(7,711)	(4,807)
Property and equipment, net	72,456	51,671
Operating lease assets, net	134,578	106,479
Title plants	76,859	72,863
Goodwill	924,837	431,477
Intangible assets, net of amortization	229,804	37,382
Deferred tax assets	3,846	4,330
Other assets	68,859	48,813
	2,813,362	1,978,575
Liabilities:
Notes payable	483,491	101,773
Accounts payable and accrued liabilities	287,326	225,180
Operating lease liabilities	149,417	119,089
Estimated title losses	549,614	496,275
Deferred tax liabilities	48,779	23,852
	1,518,627	966,169
Stockholders' equity:
Common Stock and additional paid-in capital	309,622	301,937
Retained earnings	974,800	688,819
Accumulated other comprehensive income	253	17,022
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	1,282,009	1,005,112
Noncontrolling interests	12,726	7,294
Total stockholders' equity	1,294,735	1,012,406
	2,813,362	1,978,575

Number of shares outstanding (000)	26,893	26,728
Book value per share	47.67	37.60

STEWART INFORMATION SERVICES CORPORATION SEGMENT INFORMATION (In thousands of dollars)

Three months ended:	December 31, 2021			December 31, 2020
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	867,763	83,675	951,438	690,249	38,048	728,297
Investment income	3,728	-	3,728	4,077	-	4,077
Net realized and unrealized gains	4,877	1,628	6,505	4,357	-	4,357
	876,368	85,303	961,671	698,683	38,048	736,731
Expenses:
Amounts retained by agencies	364,570	-	364,570	285,342	-	285,342
Employee costs	206,573	14,944	221,517	175,682	8,695	184,377
Other operating expenses	145,484	65,414	210,898	92,230	37,954	130,184
Title losses and related claims	33,556	-	33,556	46,625	-	46,625
Depreciation and amortization	7,872	6,120	13,992	3,929	1,851	5,780
Interest	11	3,060	3,071		550	550
	758,066	89,538	847,604	603,808	49,050	652,858
Income (loss) before taxes	118,302	(4,235)	114,067	94,875	(11,002)	83,873

Year ended:	December 31, 2021			December 31, 2020
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	3,004,893	259,723	3,264,616	2,188,882	82,621	2,271,503
Investment income	16,855	-	16,855	18,607	-	18,607
Net realized and unrealized gains (losses)	12,570	11,751	24,321	(2,188)	510	(1,678)
	3,034,318	271,474	3,305,792	2,205,301	83,131	2,288,432
Expenses:
Amounts retained by agencies	1,300,431	-	1,300,431	944,480	-	944,480
Employee costs	731,041	45,927	776,968	587,316	25,879	613,195
Other operating expenses	414,928	211,834	626,762	296,173	79,015	375,188
Title losses and related claims	126,243	-	126,243	115,224	-	115,224
Depreciation and amortization	21,451	14,935	36,386	15,230	3,986	19,216
Interest	13	5,018	5,031		2,624	2,624
	2,594,107	277,714	2,871,821	1,958,423	111,504	2,069,927
Income (loss) before taxes	440,211	(6,240)	433,971	246,878	(28,373)	218,505

Appendix A
Non-GAAP Adjustments

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net realized and unrealized gains and losses and (2) net income after earnings from noncontrolling interests and adjusted for net realized and unrealized gains and losses and non-recurring expenses (adjusted net income). Adjusted diluted earnings per share (adjusted diluted EPS) is calculated using adjusted net income divided by the diluted average weighted outstanding shares. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

Below is a reconciliation of the non-GAAP financial measurements used by management to the most directly comparable GAAP measures for the quarter and year ended December 31, 2021 and 2020 (dollars in millions, except share and per share amounts, and amounts may not foot as presented due to rounding).

	Quarter Ended December 31,			Year Ended December 31,
	2021	2020	%Chg	2021	2020	%Chg

Total revenues	961.7	736.7		3,305.8	2,288.4
Less: Net realized and unrealized gains (losses)	6.5	4.4		24.3	(1.7)
Adjusted revenues	955.2	732.4	30%	3,281.5	2,290.1	43%

Net income attributable to Stewart	85.5	59.7		323.2	154.9
Non-GAAP pretax adjustments:
Net realized and unrealized (gains) losses	(6.5)	(4.4)		(24.3)	1.7
Cost initiatives severance expenses	-	-		-	2.8
Net tax effects of non-GAAP adjustments	1.5	1.0		5.5	(1.1)
Non-GAAP adjustments, after taxes	(5.0)	(3.3)		(18.8)	3.4
Adjusted net income attributable to Stewart	80.5	56.4	43%	304.4	158.3	92%

Diluted average shares outstanding (000)	27,405	26,908		27,168	24,913
Adjusted net income per share	2.94	2.09		11.20	6.35

CONTACT: Nat Otis, SVP - Investor Relations/Corporate Development, (713) 625-8360